PRESS RELEASE OF REGISTRANT DATED AUGUST 14, 2000

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                        LIGHTPATH TECHNOLOGIES ANNOUNCES
                       AGREEMENT TO ACQUIRE GELTECH, INC.

             LIGHTPATH EXPANDS PRODUCT PORTFOLIO WITH ENTREE TO THE
               TELECOMMUNICATION ACTIVE OPTICAL COMPONENT MARKETS

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                              FOR IMMEDIATE RELEASE

(AUGUST 14, 2000) - ALBUQUERQUE,  N.M. -- LightPath Technologies,  Inc. (NASDAQ:
LPTH), manufacturer of families of high performance fiber-optic collimator and isolator products, announced today the signing of a definitive agreement to acquire Geltech, Inc. Geltech, a privately held company headquartered in Orlando, Florida, is a leading manufacturer of precision molded aspherical optics used in the active telecom components market to provide a highly efficient means to couple laser diodes to fibers or waveguides. Additionally, Geltech has a unique and proprietary line of all-glass diffraction gratings (StableSil(R)) for telecom applications such as optical switching, mux/demux and laser tuning as well as a product family of Sol-Gel based waveguides.

Under the terms of the agreement, approximately 823,000 shares of LightPath common stock will be exchanged for all outstanding shares of Geltech, placing the current market value of the transaction at $27.5 million. The final number of shares is subject to adjustment and will be determined at closing, which is expected to occur prior to September 30, 2000. LightPath will also assume Geltech's debt of approximately $1.7 million.

"This acquisition reflects the continuation of our strategic plan to provide a broad and comprehensive range of optical product solutions to the telecom industry," stated Donald E. Lawson, President and CEO of LightPath. "With Geltech we are adding depth to our product offerings, gaining access to a larger customer base and expanding our optical material technologies. We are also adding a very talented group of employees to our organization. The optical products from Geltech's mature precision molded asphere manufacturing process are aimed directly at the fast growing 980-nm pump laser market. Of equal importance is their established Sol-Gel technology, which provides a vehicle to exploit opportunities with diffraction gratings (DWDM), lens arrays (switches and DWDM), optical amplification (high-gain dopants), and tunable high power transmitter lasers. We are pleased to be able to acquire Geltech at a time when optical material technologies are becoming of increased importance in the build out of the networks."

Dr. Jean-Luc Nogues, Chief Operation Officer of Geltech, stated, "Our management and employees are very excited by the opportunities and potential this merger brings to the Company. We have been on a very aggressive growth track since the end of 1999 fueled by strong acceptance of our Telecommunications products. We are delighted by the synergy between the two companies. Complementing LightPath's passive optical components with the active components Geltech brings will provide an extensive depth of products for an exploding market. There are no doubts that the combination of technologies, talents, expertise and resources will bring spectacular results."

Geltech will continue to operate from its 23,000 square foot facility in Orlando, Florida and its 12,000 square foot facility in Auburn, California as a wholly owned subsidiary of LightPath. Geltech's revenues, which totaled approximately $7 million in 1999, have grown to $6 million through the first seven months of 2000, primarily due to increasing telecom product orders from two of its largest customers, one of which is New Focus, Inc. Geltech has a total of 104 employees at its two facilities.

Geltech has developed or obtained the rights to an extensive portfolio of intellectual property, including patents, licenses, trade secrets and technological know how. In total, Geltech has 23 U.S. patents and 29 foreign patents in the areas of Precision Molded Optics and Sol-Gel technologies. Geltech also holds the exclusive rights to certain materials key to the development of high precision molded optics. Corning Incorporated developed the original process of molding a unique low melting temperature glass. In 1994, Geltech acquired the laboratory scale process, key personnel and equipment from Corning, and secured a perpetual license to all of Corning's intellectual property associated with the development of Precision Molded Optics. Over the past year, key telecommunications applications for active components have become a significant portion of Geltech's business with several of the world leading telecom companies as its largest customers.

In addition, Geltech recently launched the StableSil(R) line of diffractive gratings and lens arrays specifically designed for Telecom applications. "Geltech's unique and proprietary replication process for all-glass gratings is an exciting addition to our product lines as it presents a low-cost, highly scalable alternative to the more environmentally sensitive grating products on the market," said Todd Childress, Chief Financial Officer of Geltech. According to RHK, 43% of the $3.3 billion DWDM multiplexer market is expected to use arrayed waveguide gratings by 2003, as the migration to the metro area requires higher channel counts and decreased spacing between channels.

The transaction will be accounted for using the purchase accounting method, resulting in a significant amount of goodwill, which will be amortized over a relatively short time period. Acquired in-process research and development will be expensed at the time of the acquisition. These amounts will be reflected beginning in the Company's second fiscal quarter. Completion of the transaction is subject to customary closing conditions.

LightPath manufacturers its proprietary collimator assemblies, GRADIUM(R) glass products and other optical telecommunications products at its headquarters in Albuquerque. The Company's subsidiary, Horizon Photonics, manufacturers isolator products utilizing its proprietary automation technology in Walnut, California. LightPath also has an office in Warren, New Jersey for the purpose of developing various optical switch products. The Company has 22 patents, plus 4 more pending, associated with its optical technologies. In addition, various foreign countries have issued a total of 8 patents with 9 patents pending. LightPath common stock trades on the Nasdaq National Market under the stock symbol LPTH.


Contacts:   Donald E. Lawson, President & CEO
            Donna Bogue, CFO
            LightPath Technologies, Inc. (505) 342-1100
            Internet:  www.light.net

            Dr. Jean-Luc Nogues, COO
            D. Todd Childress, CFO
            Geltech, Inc. (407) 382-4003
            Internet:  www.geltech.com

THIS NEWS RELEASE INCLUDES STATEMENTS THAT MAY CONSTITUTE FORWARD-LOOKING STATEMENTS MADE PURSUANT TO THE SAFE HARBOR PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. THIS INFORMATION MAY INVOLVE RISKS AND UNCERTAINTIES THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM SUCH FORWARD-LOOKING STATEMENTS. FACTORS THAT COULD CAUSE OR CONTRIBUTE TO SUCH DIFFERENCES INCLUDE, BUT ARE NOT LIMITED TO, FACTORS DETAILED BY LIGHTPATH TECHNOLOGIES, INC. IN ITS PUBLIC FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION.